News from The Chubb Corporation



                 Chubb Adopts New Shareholder Rights Plan

Warren, N.J., March 12, 1999 -- The Chubb Corporation announced today that its Board of Directors has adopted a new shareholder rights plan designed to preserve the Board's ability to protect shareholders against unsolicited attempts to acquire control of the company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of Chubb and its shareholders.

               The new plan replaces the company's existing rights plan, which was due to expire on June 12, 1999. The Board has voted to redeem the rights issued under the earlier plan for $.01 for four rights and declared a dividend of one new right for each share of The Chubb Corporation common stock held of record as of the close of business on March 31, 1999.

               Under the new plan, each right will entitle shareholders to buy, upon occurrence of certain events, one thousandth of a share of preferred stock for $240. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the company's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 20% or more of the company's common stock.

               The new rights plan will expire on March 12, 2009. The plan will be subject to annual review by a committee of independent directors which can authorize the redemption of the rights at a price of $.01 per right if it believes the plan no longer serves the best interests of the company and its shareholders.

               Chubb said that the new plan was not adopted in response to any specific effort to acquire control of the Company and that it is not aware of any such effort.

For further information contact:   Gail E. Devlin        (908) 903-3245
                                   Glenn A. Montgomery   (908) 903-2365